Exhibit 99

NEWS RELEASE	NACCO Industries, Inc.
5875 Landerbrook Drive ● Cleveland, Ohio 44124-4069
Tel. (440) 449-9600 ● Fax (440) 449-9577
For Immediate Release
Tuesday, February 28, 2006
NACCO INDUSTRIES, INC. ANNOUNCES
FOURTH QUARTER AND FULL YEAR 2005 RESULTS
     Cleveland, Ohio, February 28, 2006 – NACCO Industries, Inc. (NYSE:NC) today announced net income for the fourth quarter of 2005 of $32.4 million, or $3.94 per share, compared with net income for the fourth quarter of 2004 of $32.6 million, or $3.97 per share. Revenues for the fourth quarter of 2005 were $906.8 million compared with revenues of $856.1 million for the fourth quarter of 2004.
     Net income for the fourth quarter of 2005 and 2004 includes after-tax extraordinary gains of $4.7 million and $0.5 million, respectively, recorded by Bellaire Corporation, a wholly owned non-operating subsidiary, which manages ongoing liabilities related largely to the Company’s closed Eastern U.S. coal mines. These extraordinary gains relate to adjustments to Bellaire’s estimated obligation to the United Mine Workers of America Combined Benefit Fund. The extraordinary gains are specifically attributable to lower inflation on premium payments and a lower estimated number of assigned beneficiaries, resulting in a decrease in expected future obligations.
     Income before extraordinary gain for the fourth quarter of 2005 was $27.7 million, or $3.37 per share, compared with $32.1 million, or $3.91 per share for the fourth quarter of 2004. Fourth-quarter 2005 operating results include a $3.8 million pre-tax charge, or $2.5 million after a tax benefit of $1.3 million associated with a restructuring program currently being implemented at the Hamilton Beach/Proctor-Silex Saltillo, Mexico manufacturing facility. This program will complete the transfer of the production of blenders for the U.S. and Canadian markets to third party Chinese manufacturers. Additionally, during the fourth quarter of 2005, NACCO Materials Handling Group (“NMHG”) repatriated $56.0 million in earnings from foreign subsidiaries, under the American Jobs Creation Act of 2004, which resulted in a tax charge of $2.5 million.
Consolidated — 2005 Full Year
     Net income for the year ended December 31, 2005 was $62.5 million, or $7.60 per share. This compared with net income of $47.9 million, or $5.83 per share, for the year ended December 31, 2004. Income before extraordinary gain for 2005 was $57.8 million, or $7.03 per share, compared with $47.4 million, or $5.77 per share for 2004. Income before extraordinary gain for 2005 included the previously discussed fourth quarter charges of $3.8 million pre-tax, or $2.5 million after a tax benefit of $1.3 million, at Hamilton Beach/Proctor-Silex and $2.5 million for the repatriation of foreign earnings at NMHG. In addition, operating results in 2004 included a $9.4 million pre-tax charge, or $6.1 million after a tax benefit of $3.3 million, related to a restructuring program implemented at Hamilton Beach/Proctor-Silex’s manufacturing facilities. Revenues for 2005 were $3.2 billion compared with $2.8 billion for 2004.
     For the 2005 full year, NACCO Industries generated consolidated cash flow before financing activities of $18.9 million, which was comprised of net cash provided by operating activities of $75.2 million less net cash used for investing activities of $56.3 million. For the 2004 full year, consolidated cash flow before financing activities was $85.9 million, which was comprised of net cash provided by operating activities of $126.2 million less net cash used for investing activities of $40.3 million.
Discussion of Results
     For a portion of 2004, NACCO did not charge management fees to NMHG Wholesale. Subsequently, the results for NMHG Wholesale have been revised to include the NACCO management fees that were not charged during 2004 as a reclassification of selling, general and administrative expenses from NACCO and Other to NMHG Wholesale and a capital contribution by NACCO to NMHG. As a result of the reclassification, the 2004 operating profit (loss) and net income results for these two segments have been revised.
NMHG Wholesale — 2005 Fourth Quarter
     NMHG Wholesale reported net income of $8.6 million on revenues of $586.7 million for the fourth quarter of 2005 compared with net income of $8.8 million on revenues of $545.2 million for the fourth quarter of 2004.
     Revenues increased in the fourth quarter of 2005 compared with the fourth quarter of 2004 primarily as a result of a favorable shift in sales mix to higher-priced lift trucks in all geographic markets, the effect of price increases implemented during 2004 and in early 2005 and increased parts volume, partially offset by unfavorable currency movements and lower unit volumes. Fourth-quarter shipments of 22,333 units were comparable to fourth-quarter 2004 shipments of 22,406. NMHG Wholesale’s worldwide backlog was approximately 23,500 units at December 31, 2005 compared with 25,700 units at December 31, 2004 and 25,600 units at September 30, 2005.
     Net income was favorably affected by an increase in operating profit from $14.1 million in 2004 to $15.2 million in 2005, primarily as a result of price increases totaling $15.0 million pre-tax, which more than offset the 2005 fourth quarter’s increase in material costs of $7.1 million pre-tax, and favorable foreign currency movements of $6.4 million pre-tax. These benefits were partially offset by incremental manufacturing expenses associated with the manufacturing and launch of the newly designed 2 to 3 ton pneumatic tire and 1 to 2 ton cushion tire and pneumatic tire internal combustion engine lift trucks and an increase in operating expenses as a result of increased employee-related expenses.
     However, despite these operating profit improvements, net income decreased slightly as a result of the previously discussed $2.5 million tax charge associated with the repatriation of earnings from foreign subsidiaries during the fourth quarter of 2005, partially offset by a favorable shift in income subject to lower tax rates.
NMHG Wholesale — 2005 Full Year
     For the year ended December 31, 2005, NMHG Wholesale reported net income of $26.0 million on revenues of $2.2 billion, compared with net income of $17.9 million on revenues of $1.9 billion for the year ended December 31, 2004.
     The 19 percent increase in revenues for the 2005 full year compared with the 2004 full year was driven by a favorable shift in mix to higher-priced lift trucks in the Americas and Europe, increased unit volumes in the Americas and Asia-Pacific, price increases implemented in 2004 and 2005 and increased parts volume. Lift truck shipments in 2005 increased to 83,361 from 77,493 in 2004.
     The increase in NMHG Wholesale’s 2005 net income compared with 2004 net income is primarily the result of a $21.7 million increase in operating profit from $32.4 million in 2004 to $54.1 million in 2005. Contributing to this increase were price increases implemented in 2004 and early 2005 that delivered benefits of $65.3 million pre-tax in 2005, which more than offset 2005’s increase in material costs of $54.3 million pre-tax, a shift in mix to higher-margin lift trucks and increased unit and parts volumes. NMHG Wholesale achieved this operating profit increase despite increased employee-related expenses, and higher than normal manufacturing expenses and increased engineering and marketing costs associated with the initial manufacturing and launch of the newly designed 2 to 3 ton pneumatic tire and 1 to 2 ton cushion tire and pneumatic tire internal combustion engine lift trucks.
     The previously discussed 2005 fourth-quarter tax charge also partially offset the increase in net income. In addition, 2004 net income included a $6.7 million pre-tax anti-dumping settlement award received from U.S. Customs.
NMHG Wholesale — Outlook
     Global lift truck markets continued to strengthen in 2005. In 2006, the company expects strong lift truck markets in the Americas and Asia-Pacific, and moderate year-over-year increases in Europe. With these market prospects and the successful launch of the newly designed 1 to 3 ton internal combustion engine lift trucks, NMHG Wholesale anticipates that its unit bookings and shipment levels in 2006 will be substantially higher than in 2005. However, shipments of the newly designed 4 to 7 ton internal combustion engine lift trucks that are expected to be introduced in 2006 and early 2007 will be at controlled rates to accommodate the phase-in of these products.
     Previously implemented improvement programs are expected to deliver significant benefits in 2006. The company’s 1 to 3 ton series, the highest volume portion of the newly designed 1 to 8 ton internal combustion engine lift truck line, was introduced in 2005 and is expected to positively affect results in 2006. The remaining series are expected to be largely introduced by 2007, with the introduction of the 4 to 5 ton series in 2006 and the 6 to 8 ton series in early 2007. The expected increasingly positive effects of these new product introductions, expense reduction efforts already implemented, increased efficiencies in the Americas attributable to the completion of the restructuring and rearrangement of assembly lines, and the resulting reduction in manufacturing costs are expected to provide significant profitability improvements in 2006. In addition, NMHG Wholesale’s manufacturing restructuring activities are approaching maturity and are expected to require less expense than in prior years. The previously noted benefits are expected to be partially offset by one-time product development and related introduction costs, as well as start-up manufacturing inefficiencies in 2006 related to the new lift truck series to be launched. Additional, however less material, offsets to the favorable effects of the new lift trucks, are costs attributable to the remaining portion of the previously announced Irvine manufacturing restructuring program and production line movements, which will take place in the second half of 2006.
     Price increases implemented in prior periods are expected to continue to offset the effect of anticipated higher material costs in 2006. While these pricing actions are expected to have a significant impact on margin recovery in 2006, full recovery of the accumulated material cost increases incurred since the end of 2003 is not anticipated until 2007. Although cost increases have leveled off in the past few quarters, higher energy prices could result in further increases in the costs of raw materials and higher fuel costs are expected to raise shipping costs. Accordingly, the company will continue to monitor economic conditions and their resulting effects on costs, and evaluate the need and potential for future price increases. In addition, although the dollar continues to strengthen, past currency movements still leave NMHG Wholesale in an unfavorable position compared with the favorable currency environment that existed in the period ending in 2002. As a result, the company continues to work actively to shift the sourcing of components from high cost British pound sterling and euro countries to U.S. dollar and low cost areas on the assumption that currency exchange rates are likely to stay at levels that are not advantageous to NMHG Wholesale.

     Overall, NMHG Wholesale’s investment in long-term programs, particularly its significant new product development and manufacturing programs, are expected to positively affect results in the first half of 2006, with a significantly larger impact during the second half of 2006 and in 2007 and 2008.
NMHG Retail — 2005 Fourth Quarter
     NMHG Retail, which includes the required elimination of intercompany transactions between NMHG Wholesale and NMHG’s wholly owned retail dealerships, reported a net loss for the fourth quarter of 2005 of $2.8 million compared with a net loss of $2.6 million for the fourth quarter of 2004.
     Revenues decreased to $47.7 million for the quarter ended December 31, 2005 from $50.7 million for the quarter ended December 31, 2004. This decrease was primarily the result of the sale of two retail dealerships in Europe in the first half of 2005 and an increase in intercompany sales transactions, which caused an increase in the required intercompany revenue elimination, partially offset by higher new and used unit sales in Asia-Pacific.
     The increase in NMHG Retail’s 2005 fourth quarter net loss compared with the 2004 fourth quarter net loss was primarily attributable to a decrease in operating profit in Asia-Pacific as a result of lower rental and service margins and increased employee-related operating expenses, partially offset by a decrease in interest expense due to a decrease in debt.
NMHG Retail — 2005 Full Year
     For the 2005 full year, NMHG Retail reported a net loss of $7.9 million on revenues of $185.8 million, compared with a net loss of $7.2 million on revenues of $195.2 million in 2004.
     Revenues for 2005 decreased over the prior year primarily due to the sale of two European retail dealerships during 2005 and an increase in intercompany sales transactions, primarily in Asia-Pacific, which caused an increase in the required intercompany revenue elimination. These unfavorable items were partially offset by higher unit sales in Asia-Pacific and favorable foreign currency movements in Asia-Pacific and Europe.
     The increase in the net loss is primarily attributable to lower operating profit in Asia-Pacific, as a result of unfavorable margins on new units and increased operating expenses, and the absence of a favorable $0.8 million tax adjustment recognized in 2004. Partially offsetting these unfavorable items were reduced interest expense and the net gain on the sale of two retail dealerships in Europe.
NMHG Retail — Outlook
     In 2006, NMHG Retail expects the programs put in place to have a significant impact on the performance of its wholly owned dealerships, although the full benefit will not be achieved until future years. These programs were put in place in order to meet the longer-term strategic objectives, which include achieving at least break-even results while building market position.
NMHG Consolidated
     For the 2005 full year, NACCO Materials Handling Group generated a negative consolidated cash flow before financing activities of $18.2 million, which was comprised of net cash provided by operating activities of $11.9 million less net cash used for investing activities of $30.1 million. The negative consolidated cash flow before financing activities in 2005 was driven by investments in working capital in support of higher sales volume. For the 2004 full year, consolidated cash flow before financing activities was $62.7 million, which was comprised of net cash provided by operating activities of $80.0 million less net cash used for investing activities of $17.3 million.

NACCO Housewares Group — 2005 Fourth Quarter
     NACCO Housewares Group, which includes NACCO’s Hamilton Beach/Proctor-Silex and Kitchen Collection subsidiaries, reported net income of $14.9 million for the fourth quarter of 2005 on revenues of $239.3 million compared with net income of $18.0 million for the fourth quarter of 2004 on revenues of $232.1 million. Fourth-quarter 2005 results include a $3.8 million pre-tax charge, or $2.5 million after a tax benefit of $1.3 million for a restructuring program currently being implemented at Hamilton Beach/Proctor-Silex’s Saltillo, Mexico manufacturing facility.
     Revenues at both Hamilton Beach/Proctor-Silex and Kitchen Collection increased in the fourth quarter of 2005 compared with the fourth quarter of 2004 despite both a weak market for housewares products and reduced customer visits at factory outlet malls. Revenues at Hamilton Beach/Proctor-Silex increased to $193.4 million in 2005 from $190.9 million in 2004 mainly from increased sales volumes in U.S. consumer and commercial markets, partially offset by an unfavorable shift in mix to sales of lower-priced products during the fourth quarter of 2005 compared with the same period in 2004.
     Kitchen Collection experienced an increase in revenues to $47.7 million in 2005 from $43.2 million in 2004 due to an improvement at both new and comparable stores in the fourth quarter of 2005 compared with the same period in 2004. This improvement was the result of increased sales from new and temporary stores opened only for the holiday season and an increase in the average sales transaction. However, these increases continued to be offset by reduced customer visits at comparable stores primarily because of high gasoline prices. The number of Kitchen Collection stores increased to 195 stores at December 31, 2005 from 188 stores at December 31, 2004.
     The decrease in net income at NACCO Housewares Group in the fourth quarter of 2005 compared with the fourth quarter of 2004 was due to a decrease in net income at Hamilton Beach/Proctor-Silex from $14.8 million in 2004 to $11.0 million in 2005, partially offset by a moderate increase in net income at Kitchen Collection. The decrease at Hamilton Beach/Proctor-Silex was primarily attributable to the previously discussed restructuring charge of $3.8 million pre-tax, or $2.5 million after a tax benefit of $1.3 million, recognized in the fourth quarter of 2005. Also contributing to the decline in net income were greater advertising expenses in the fourth quarter of 2005 supporting the company’s new product offerings and the absence of favorable product liability adjustments due to improved claims experience and inventory adjustments that occurred in the fourth quarter of 2004. These unfavorable items were partially offset by a decrease in employee-related expenses and favorable foreign currency movements. Kitchen Collection’s net income increased moderately to $3.7 million in 2005 from $3.2 million in 2004 primarily as a result of increased sales at permanent and temporary stores, as well as adjustments made to the merchandising philosophy and product offerings.
NACCO Housewares Group — 2005 Full Year
     For the 2005 full year, NACCO Housewares Group reported an increase of $4.1 million in net income to $21.3 million on revenues of $639.1 million from $17.2 million on revenues of $614.8 million in 2004. Results for 2005 and 2004 include charges of $3.8 million pre-tax, or $2.5 million after a tax benefit of $1.3 million, and $9.4 million pre-tax, or $6.1 million after a tax benefit of $3.3 million, respectively, related to restructuring programs implemented at Hamilton Beach/Proctor-Silex’s manufacturing facilities.
     Revenues increased in 2005 compared with 2004 primarily as a result of improved sales volumes in the U.S. consumer, commercial and international markets, partially offset by a shift in sales mix to lower-priced products at Hamilton Beach/Proctor-Silex, and an increase in revenues at Kitchen Collection as a result of new stores opened in 2005 and improved sales at comparable stores during the full year.
     The improvement in 2005 net income for the Housewares Group compared with 2004 net income is primarily attributable to an increase in operating profit of $8.8 million at Hamilton

Beach/Proctor-Silex. HB/PS’ operating profit increased to $37.0 million in 2005 from $28.2 million in 2004. This primarily resulted from an increase in sales volume, lower manufacturing costs as a result of the 2004 manufacturing restructuring program, a continued shift to sourcing products from China, the recognition of lower restructuring charges in 2005 compared with 2004 and favorable movements in foreign currency exchange rates. Increased employee-related expenses at Hamilton Beach/Proctor-Silex, along with reduced customer visits at Kitchen Collection’s comparable stores attributable to high gasoline prices, hurricanes in the Southern United States and increased operating expenses partially offset the increase in Housewares net income.
     During 2005, NACCO Housewares Group generated cash flow before financing activities of $27.1 million, which was comprised of net cash provided by operating activities of $31.9 million less net cash used for investing activities of $4.8 million. For the 2004 full year, cash flow before financing activities was $9.4 million, which was comprised of net cash provided by operating activities of $17.1 million less net cash used for investing activities of $7.7 million.
NACCO Housewares Group — Outlook
     NACCO Housewares Group is moderately optimistic that markets for its consumer goods will strengthen in 2006 compared with prior periods. However, current economic conditions affecting consumers, such as increased energy and gasoline costs and rising interest rates, could unfavorably affect retail sales of Hamilton Beach/Proctor-Silex products in 2006 and continue to reduce customer visits at Kitchen Collection stores.
     Over time, continued product innovation, promotions and branding programs at Hamilton Beach/Proctor-Silex are expected to help NACCO Housewares Group strengthen its market positions. New products being introduced by Hamilton Beach/Proctor-Silex in 2006, along with products introduced in 2005 are anticipated to generate additional product placements at retailers, resulting in increased revenues and operating profit. Products already introduced include the Hamilton Beach® BrewStation™ Deluxe coffeemaker, the WaveLogic™ and WaveStation™ Blenders, which incorporate the company’s new Wave~Action™ blending technology, the Change-a-Bowl™ Slicer/Shredder and the Toastation™. Through its ongoing focus on innovative new products, HB/PS has a strong assortment of new products planned for 2006 and 2007. However, volume prospects are difficult to project because current and new products are dependent on the consumers’ need for, and acceptance of, the company’s products, as well as the availability of retail shelf space.
     Hamilton Beach/Proctor-Silex expects pricing pressure in 2006 from suppliers due to increased commodity costs for resins, copper, aluminum and steel, and increased transportation costs resulting from higher fuel prices. Hamilton Beach/Proctor-Silex will work to mitigate these increased costs through price increases where justified, as well as continue programs started in prior years to enhance product offerings and reduce costs.
     Hamilton Beach/Proctor-Silex is also continuing programs begun in earlier years, including manufacturing restructuring programs, which are designed to reduce operating costs and improve manufacturing efficiencies. The manufacturing restructuring programs implemented in 2004 and 2005, along with increased sourcing of products from China, are expected to provide continued improvements to the company’s operating results over time. These programs are expected to be largely completed by mid-2006. These programs and others initiated by Hamilton Beach/Proctor-Silex are expected to continue to improve results in 2006 and 2007, but are likely to be partially offset in 2006 by additional costs necessary to complete these programs.
     Kitchen Collection expects modest increases in sales and improvements in operations in 2006 stemming from the effects of a change in merchandising program implementation, new product offerings and key programs already in place. However, results are not expected to reach the peak levels of 2002 and 2003 until improved economic conditions lead to increased customer visits to factory outlet malls.
     Longer term, Kitchen Collection expects to continue programs to enhance its merchandise mix, store displays and appearance and optimize store selling space. It also expects to continue to close non-performing stores, prudently open new stores, increase internet sales volumes, expand offerings of private label lines, including Hamilton Beach® and Proctor Silex®-branded non-electric products, and develop new store formats, including enclosed mall formats, while maintaining disciplined cost control.
North American Coal — 2005 Fourth Quarter
     North American Coal’s net income for the fourth quarter of 2005 was $5.4 million on revenues of $33.1 million compared with net income of $3.9 million for the fourth quarter of 2004 on revenues of $28.1 million.
     The following table provides a comparison of North American Coal’s lignite coal and limerock deliveries for the fourth quarter of 2005 compared with the fourth quarter of 2004.

	2005	2004
	(in millions)
Lignite coal deliveries (tons)
Consolidated mines	2.0	1.9
Unconsolidated mines	7.2	6.9

Total lignite coal deliveries	9.2	8.8

Limerock deliveries (cubic yards)	8.6	5.1

     Revenues increased primarily from increased deliveries at the limerock dragline mining operations as a result of the start-up of two new limerock dragline operations in the third quarter of 2005 and an increase in deliveries of higher-quality lignite coal at the Mississippi Lignite Mining Company.
     The increase in net income for the 2005 fourth quarter compared with net income for the 2004 fourth quarter was primarily attributable to a more favorable effective income tax rate, an increase in royalty income and an increase in earnings at the unconsolidated project mines due to contractual price escalation and increased tons delivered. This increase was partially offset by reduced income at the consolidated coal mining operations, increased employee-related costs and higher professional services fees. The decrease in net income at the consolidated coal mining operations was primarily caused by increased repairs and maintenance costs at the Mississippi Lignite Mining Company and higher commodity costs at all of the consolidated mines, mainly for diesel fuel, which are expected to be recovered to some extent in future periods through contractual price escalation.
North American Coal — 2005 Full Year
     North American Coal reported net income of $16.2 million on revenues of $118.4 million for the year ended December 31, 2005 compared with net income of $18.6 million on revenues of $110.8 million for the year ended December 31, 2004.
     The following table provides a comparison of North American Coal’s lignite coal and limerock deliveries for the 2005 full year compared with the 2004 full year.

	2005	2004
	(in millions)
Lignite coal deliveries (tons)
Consolidated mines	7.5	7.3
Unconsolidated mines	27.2	27.1

Total lignite coal deliveries	34.7	34.4

Limerock deliveries (cubic yards)	25.2	18.9

     Revenues increased in 2005 compared with 2004 primarily from increased deliveries at the limerock dragline mining operations as a result of the start-up of a new limerock dragline mining operation in the second quarter of 2004 and two new limerock dragline mining operations in 2005, and an increase in royalty income.
     The decrease in net income in 2005 compared with net income in 2004 was primarily the result of reduced income at the consolidated coal and limerock dragline mining operations, an increase in employee-related expenses and higher professional services fees. The decrease in income at the consolidated coal mining operations was primarily the result of higher commodity costs, mainly for diesel fuel, which are expected to be recovered to some extent in future periods through contractual price escalation, increased costs to perform repairs and maintenance at the mines, and lower operating results at the Mississippi Lignite Mining Company as a result of fewer tons delivered, mainly from reduced customer requirements, as well as adverse geological mining conditions. The reduced income at the limerock dragline mining operations primarily related to increased start-up costs from the commencement of two new dragline mining operations in 2005, delays from the movement of equipment and delays caused by numerous hurricanes in the Southern Florida and Gulf Coast regions. These lower income levels were partially offset by an increase in earnings at the unconsolidated project mines due to contractual price escalation and increased tons delivered, increased royalties and a more favorable effective income tax rate.
     For the 2005 full year, North American Coal generated cash flow before financing activities of $5.0 million, which was comprised of net cash provided by operating activities of $26.4 million less net cash used for investing activities of $21.4 million. For the 2004 full year, cash flow before financing activities was $25.8 million, which was comprised of net cash provided by operating activities of $41.1 million less net cash used for investing activities of $15.3 million.
North American Coal — Outlook
     North American Coal expects normal levels of lignite coal deliveries in 2006, absent any unanticipated customer power plant outages. The programs implemented by North American Coal to increase efficiencies and reduce costs are expected to have a considerable impact in 2006, with further improvement realized in 2007, primarily as a result of continued contract escalation at the unconsolidated project mines and improved results at the Mississippi Lignite Mining Company and The San Miguel Lignite Mining Operations. The Mississippi Lignite Mining Company expects an increase in earnings from the completion of mining in an area that required the removal of an unusually large amount of overburden to reach the lignite coal below, as well as operating improvements as the mine implements a solution for mining through adverse geological conditions. Results at The San Miguel Lignite Mining Operations are expected to improve under a potential contract amendment, which if consummated would be effective retroactively to January 1, 2006, and extend through 2010. However, North American Coal’s 2006 results are expected to continue to be unfavorably affected by increased commodity costs for diesel fuel, tires and steel at all consolidated mining operations, and increased repairs and maintenance costs. Royalty income in 2006 is expected to remain comparable to 2005.
     Deliveries from the limerock dragline mining operations are expected to increase in 2006 as a result of the commencement of new operations in 2005. These new limerock dragline mining operations are expected to have a significant impact on 2006 earnings, although results will be partially offset by additional start-up costs for another limerock dragline mining operation that is expected to commence in 2007. Results in 2007 at North American Coal are expected to continue to improve because of improved operating conditions at the Mississippi Lignite Mining Company.
     Over the longer term, North American Coal is encouraged that more new project opportunities may become available given current high prices for natural gas, the main competing power plant fuel, and expects to continue its efforts to develop new domestic coal projects. Further, the company continues to pursue additional non-coal mining opportunities, including additional limerock dragline mining services projects.
NACCO and Other
     NACCO and Other, which includes the parent company operations and Bellaire Corporation, a wholly owned non-operating subsidiary, reported income before extraordinary gain of $1.6 million for the fourth quarter of 2005 compared with income before extraordinary gain of $4.0 million for the fourth quarter of 2004. The decrease in income is primarily attributable to higher income tax expense in 2005 as a result of the absence of favorable tax adjustments realized in 2004.
     For the year ended December 31, 2005, NACCO and Other had income before extraordinary gain of $2.2 million compared with income before extraordinary gain of $0.9 million for the year ended December 31, 2004. The improvement is primarily the result of lower tax expense attributable to the recognition in 2005 of a tax benefit related to previously generated losses in Europe.
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     In conjunction with this news release, the management of NACCO Industries, Inc. will host a conference call on Wednesday, March 1, 2006, at 11:00 a.m. eastern time. The call may be accessed by dialing (866) 831-6267 (Toll Free) or (617) 213-8857 (International), Passcode: 79452589, or over the Internet through NACCO Industries’ website at www.nacco.com. Please allow 15 minutes to register, download and install any necessary audio software required to listen to the broadcast. A replay of the call will be available shortly after the end of the conference call through March 8, 2006. The online archive of the broadcast will be available on the NACCO Industries website.
     For certain pre-tax disclosures included in this earnings release, the resulting after-tax amount and the related income tax expense or benefit has been included. Certain after-tax amounts are considered non-GAAP measures in accordance with Regulation G. Management believes that after-tax information is useful in analyzing the Company’s net income (loss).
     The statements contained in the news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented in these forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Such risks and uncertainties with respect to each subsidiary’s operations include, without limitation:
     NMHG: (1) reduction in demand for lift trucks and related aftermarket parts and service on a worldwide basis, especially in the U.S. where NMHG derives a majority of its sales, (2) changes in sales prices, (3) delays in delivery or increases in costs of raw materials or sourced products and labor, (4) customer acceptance of, changes in the prices of, or delays in the development of new products, (5) introduction of new products by, or more favorable product pricing offered by, NMHG’s competitors, (6) delays in manufacturing and delivery schedules, (7) changes in or unavailability of suppliers, (8) exchange rate fluctuations, changes in foreign import tariffs and monetary policies and other changes in the regulatory climate in the foreign countries in which NMHG operates and/or sells products, (9) product liability or other litigation, warranty claims or returns of products, (10) delays in or increased costs of restructuring programs, (11) the effectiveness of the cost reduction programs implemented globally, including the successful implementation of procurement and sourcing initiatives, (12)

acquisitions and/or dispositions of dealerships by NMHG and (13) changes mandated by federal and state regulation including health, safety or environmental legislation.
     NACCO Housewares Group: (1) changes in the sales prices, product mix or levels of consumer purchases of kitchenware and small electric appliances, (2) bankruptcy of or loss of major retail customers or suppliers, (3) changes in costs, including transportation costs, of raw materials, key component parts or sourced products, (4) delays in delivery or the unavailability of raw materials, key component parts or sourced products, (5) changes in suppliers, (6) exchange rate fluctuations, changes in the foreign import tariffs and monetary policies and other changes in the regulatory climate in the foreign countries in which Hamilton Beach/Proctor-Silex buys, operates and/or sells products, (7) product liability, regulatory actions or other litigation, warranty claims or returns of products, (8) increased competition, including consolidation within the industry, (9) customer acceptance of, changes in costs of, or delays in the development of new products, (10) delays in or increased costs of restructuring programs and (11) weather conditions, gasoline prices or other events that would affect the number of customers visiting Kitchen Collection stores.
     North American Coal: (1) weather conditions, extended power plant outages or other events that would change the level of customers’ lignite or limerock requirements, (2) weather or equipment problems that could affect lignite or limerock deliveries to customers, (3) changes in costs related to geological conditions, repairs and maintenance, new equipment and replacement parts, fuel or other similar items, (4) costs to pursue and develop new mining opportunities, (5) changes in the U.S. economy, (6) changes in U.S. regulatory requirements, including changes in emission regulations and (7) changes in the power industry that would affect demand for North American Coal’s reserves.
     NACCO Industries, Inc. is an operating holding company with three principal businesses: lift trucks, housewares and mining. NACCO Materials Handling Group, Inc. designs, engineers, manufactures, sells, services and leases a comprehensive line of lift trucks and aftermarket parts marketed globally under the Hyster and Yale brand names. NACCO Housewares Group consists of Hamilton Beach/Proctor-Silex, Inc., a leading designer, marketer and distributor of small electric kitchen and household appliances, as well as commercial products for restaurants, bars and hotels, and The Kitchen Collection, Inc., a national specialty retailer of brand-name kitchenware, small electric appliances and related accessories. The North American Coal Corporation mines and markets lignite coal primarily as fuel for power generation and provides selected value-added mining services for other natural resources companies. For more information about NACCO Industries, visit the Company’s website at www.nacco.com.
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FOR FURTHER INFORMATION, CONTACT:
NACCO Industries, Inc.
Christina Kmetko
Manager-Finance
(440) 449-9669

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED FINANCIAL AND OPERATING HIGHLIGHTS

	Three Months Ended		Year Ended
	December 31		December 31
	2005	2004	2005	2004
		(In millions, except per share data)
Total revenues	$906.8	$856.1	$3,157.4	$2,782.6

Gross profit	$156.8	$154.9	$513.2	$477.7

Earnings of unconsolidated project mining subsidiaries	$8.3	$7.4	$33.8	$31.5

Operating profit	$42.5	$47.9	$108.0	$88.0
Other income (expense)	(7.2)	(9.7)	(37.2)	(35.7)

Income before income taxes, minority interest and extraordinary gain	35.3	38.2	70.8	52.3
Income tax provision	7.6	6.0	13.1	5.3

Income before minority interest and extraordinary gain	27.7	32.2	57.7	47.0
Minority interest income (expense)	—	(0.1)	0.1	0.4

Income before extraordinary gain	27.7	32.1	57.8	47.4
Extraordinary gain, net-of-tax	4.7	0.5	4.7	0.5

Net income	$32.4	$32.6	$62.5	$47.9

Basic and diluted earnings per share:
Income before extraordinary gain	$3.37	$3.91	$7.03	$5.77
Extraordinary gain, net-of-tax	0.57	0.06	0.57	0.06

Net income	$3.94	$3.97	$7.60	$5.83

Cash dividends per share	$0.4650	$0.4525	$1.8475	$1.6750

Basic weighted average shares outstanding	8.226	8.214	8.223	8.212
Diluted weighted average shares outstanding	8.232	8.221	8.226	8.214

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED FINANCIAL AND OPERATING HIGHLIGHTS

	Three Months Ended		Year Ended
	December 31		December 31
	2005	2004	2005	2004
		(In millions)
Revenues
NACCO Materials Handling Group Wholesale	$586.7	$545.2	$2,214.1	$1,861.7
NACCO Materials Handling Group Retail (incl. elims.)	47.7	50.7	185.8	195.2

NACCO Materials Handling Group	634.4	595.9	2,399.9	2,056.9
NACCO Housewares Group	239.3	232.1	639.1	614.8
North American Coal	33.1	28.1	118.4	110.8
NACCO and Other	—	—	—	0.1

	906.8	856.1	3,157.4	2,782.6

Depreciation, depletion and amortization
NACCO Materials Handling Group Wholesale	7.5	6.3	28.3	26.3
NACCO Materials Handling Group Retail (incl. elims.)	3.0	3.9	12.8	15.6

NACCO Materials Handling Group	10.5	10.2	41.1	41.9
NACCO Housewares Group	2.4	2.1	7.8	8.9
North American Coal	3.8	3.1	14.5	11.9
NACCO and Other	0.1	0.1	0.2	0.2

	16.8	15.5	63.6	62.9

Operating profit (loss)
NACCO Materials Handling Group Wholesale	15.2	14.1	54.1	32.4
NACCO Materials Handling Group Retail (incl. elims.)	(3.1)	(2.0)	(6.6)	(4.1)

NACCO Materials Handling Group	12.1	12.1	47.5	28.3
NACCO Housewares Group	25.7	30.6	39.3	31.9
North American Coal	5.9	6.7	23.8	30.3
NACCO and Other	(1.2)	(1.5)	(2.6)	(2.5)

	42.5	47.9	108.0	88.0

Other income (expense)
NACCO Materials Handling Group Wholesale	(3.4)	(4.7)	(20.9)	(15.1)
NACCO Materials Handling Group Retail (incl. elims.)	(1.0)	(1.2)	(4.1)	(6.1)

NACCO Materials Handling Group	(4.4)	(5.9)	(25.0)	(21.2)
NACCO Housewares Group	(2.2)	(2.3)	(5.4)	(6.5)
North American Coal	(1.8)	(2.0)	(8.4)	(7.7)
NACCO and Other	1.2	0.5	1.6	(0.3)

	(7.2)	(9.7)	(37.2)	(35.7)

Income (loss) before extraordinary gain
NACCO Materials Handling Group Wholesale	8.6	8.8	26.0	17.9
NACCO Materials Handling Group Retail (incl. elims.)	(2.8)	(2.6)	(7.9)	(7.2)

NACCO Materials Handling Group	5.8	6.2	18.1	10.7
NACCO Housewares Group	14.9	18.0	21.3	17.2
North American Coal	5.4	3.9	16.2	18.6
NACCO and Other	1.6	4.0	2.2	0.9

	27.7	32.1	57.8	47.4

Extraordinary gain, net of $2.5 and $0.2 tax expense in 2005 and 2004, respectively	4.7	0.5	4.7	0.5

Net income	$32.4	$32.6	$62.5	$47.9

NMHG HOLDING CO.*
SELECTED FINANCIAL INFORMATION
(In millions)

	Three Months Ended		Year Ended
	December 31		December 31
	2005	2004	2005	2004
Detail of other income (expense):
Interest expense	$(9.1)	$(8.2)	$(34.9)	$(33.7)
Interest income	1.2	0.7	3.6	2.1
Income from unconsolidated affiliates	2.6	2.0	7.3	5.7
U.S. Customs award	—	—	—	6.7
Other income (expense) — net	0.9	(0.4)	(1.0)	(2.0)

Total other income (expense)	$(4.4)	$(5.9)	$(25.0)	$(21.2)

Capital expenditures	$14.7	$6.4	$43.6	$33.4

	December 31	December 31
	2005	2004
Cash and cash equivalents	$121.2	$97.4

Debt
Senior notes	$248.2	$247.8
Revolving credit agreements	23.9	9.2
Capital lease agreements and other debt	30.4	33.5

Total debt	$302.5	$290.5

Stockholder’s equity	$427.6	$446.8

*	NMHG Holding Co., a wholly owned subsidiary of NACCO Industries, Inc., issued $250.0 million of 10% Senior Notes, on May 9, 2002 which are registered with the SEC.